PLAYBOY ENTERPRISES, INC.

December 30, 2000

James English
777 S. Oak Knoll Avenue
Pasadena, CA 91106

Dear Jim:

It is with great pleasure that we confirm our offer to you of the position of President, Playboy Entertainment Group and Executive Vice President, Playboy Enterprises, Inc. You will be reporting directly to Christie Hefner. You will be based at the Playboy offices in Los Angeles, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $575,000 effective November 8, 2000 through December 31, 2001, to be paid on a biweekly basis on our normal payroll dates. Effective January 1, 2002, your base salary will be increased to $600,000 and effective January 1, 2003, your base salary will be increased to $625,000.

You will be entitled to participate in a Board approved incentive plan with a maximum annual opportunity of 100% of your base salary. The approved plan will provide for a 60% payout at plan. (Entertainment Group Operating Income)

You will be eligible for an additional bonus in calendar 2001 only with a maximum opportunity of $100,000. The bonus will be based on milestones relating to the achievement of business plan objectives. The bonus, if earned, will be payable immediately after the close of the first quarter 2001 and will be based on the achievement of the following milestones:

      Milestones to be completed by the end of the first quarter, 2001

      o     Develop the Three-Year Plan for Playboy Entertainment Group.

      o Communicate PEI's programming base issues to PTVI to provide a framework for renewing the negotiations to amend the PTVI Agreement.

      o Roll out monthly Playboy TV subscription option to MSOs, including appropriate programming and marketing efforts.

      o Launch Spice Platinum and Spice Live and/or negotiate a Califa/Vivid TV deal.

For 2001, you will receive a grant of 15,000 options of Playboy's Class B stock which will vest in equal installments over two years. The strike price will be based on the stock's closing price on the day prior to the time of the grant (which will take place at the Compensation Committee meeting on January 26, 2001).

You will be entitled to participate in the Playboy benefit plans that are made available to employees at your grade level. While we cannot promise that these plans will not change in the future, we can assure you that you will be treated no less favorably than other executives at your level.

If you and Playboy are desirous of renewing this contract, those negotiations will commence no later than six months prior to the expiration date and conclude no later than four months prior to the expiration date. If Playboy does not during these two months of negotiations offer to renew your employment contract with at least comparable compensation, benefits, terms and duties as in that current year, then you will be entitled to receive the "Termination Payment" referenced below at the end of the contract term. Said Termination Payment will not be paid to you if Playboy does offer you comparable compensation (with similar increases), benefits, terms, and duties and you decide not to accept said offer.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive a guaranteed severance lump sum payment equal to twelve months base salary at the salary you are receiving at the time of termination ("Termination Payment"). This amount shall be reduced by any amounts payable under your November 15, 2000 Change in Control Agreement with the Company, as amended from time to time. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

You shall have the right by the delivery of written notice to Playboy to terminate your employment under this Agreement and receive the Termination Payment as a result of "Constructive Termination without Cause." Constructive Termination without Cause shall mean termination by the Employee of his employment following the occurrence of any of the following events without his written consent:

      A.    Any reduction in your base salary;

      B. Any material diminution in any of your duties, powers, authorities, functions, responsibilities, status of office or titles.

Any such Termination Payment will be in addition to any salary or other payments due you through the effective date of such termination. If either A. or B above is curable by Playboy, Playboy shall have fifteen business days after receipt of such notice from you to so cure, in which case such termination shall be deemed withdrawn and without any force or effect. If not cured, said Termination Payment shall be paid promptly after the effective date of termination.

Although it is not intended and hopefully will never occur, Playboy recognizes that the activities within the scope of your employment create the potential in some jurisdictions of civil or even criminal actions being brought against you. To the fullest extent permitted by law, Playboy shall indemnify, defend, protect and hold you harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys' and consultant's fees and expenses arising out of or resulting from the performance of your duties within the scope of your employment.

You will be entitled to whatever insurance benefits are made available to other senior executives at your level including but not limited to D & O insurance, to insure against any civil or criminal claims brought against you in the discharge of your duties within the scope of your employment.

All memoranda, notes, records and other materials made or compiled by you, or made available to you, in connection with and during your employment by Playboy will remain the sole and exclusive property of Playboy. You acknowledge and agree that all nonpublic information acquired about Playboy, and all material reflecting such nonpublic information, is highly confidential and that disclosure of such information or material could cause serious and irreparable injury to Playboy, and that you will not hereafter disclose any such information or make any such material available to anyone without the written consent of Playboy, other than as required pursuant to an order of a court, governmental agency or other authorized tribunal. For purposes of this paragraph, the term "Playboy" includes any of Playboy's subsidiaries and affiliated and predecessor companies, and its and their officers, directors, employees and agents.

You will not directly or indirectly disclose, discuss, disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the personal, social or business activities of Playboy, its affiliate or the executives and principals and the officers, directors, agents and employees of all the foregoing during or at any time after the termination of your employment, other than as required pursuant to an order of a court, governmental agency or other authorized tribunal. In addition, you agree that without Playboy's express written approval in each case, you will not:

      (i) write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning confidential information of Playboy, or

      (ii) grant any interviews regarding or concerning confidential information of Playboy during or at any time after the termination of your employment.

For purposes of this the term "Playboy" includes any of Playboy's subsidiaries and affiliated and predecessor companies, and its and their officers, directors, employees and agents.

Playboy will pay to the firm of Reuben & Novicoff, your attorneys, upon submission of a detailed invoice, up to $5,000 to cover your actual legal fees (at your attorney's standard hourly rates) incurred in connection with the negotiation of this agreement.

If this is acceptable to you, please sign, date and return the enclosed copy of this letter.

Sincerely,

/s/ Howard Shapiro

Howard Shapiro
Executive Vice President

ACCEPTED:


/s/James L. English
-----------------------------------
James L. English

1/12/01
-----------------------------
Date